EXHIBIT 10.4


          AMENDMENT TO LECROY CORPORATION (CATC) 1994 STOCK OPTION PLAN

Section 3 is hereby amended to read in its entirety as follows:

         "Subject to the provisions of Section II of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 558,129.

         "If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan."